PROTECTIVE LIFE CORPORATION
2017 ANNUAL INCENTIVE PLAN

1.Purpose.
The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward qualified officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance.
2.Definitions.
Unless the context requires otherwise, the following terms as used in the Plan shall have the meanings ascribed to each below.
"Board" shall mean the Board of Directors of the Company.
"Committee" shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board may designate from time to time) or any subcommittee thereof.
"Company" shall mean Protective Life Corporation.
"Participant" shall mean each officer or key employee of the Company or a Subsidiary whom the Committee designates as a participant in the Plan.
"Plan" shall mean the 2017 Protective Life Corporation Annual Incentive Plan, as set forth herein and as may be amended from time to time.
"Subsidiary" shall mean (a) any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and (b) any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.
3.Administration.
The Committee shall administer and interpret the Plan. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee shall establish performance objectives in accordance with Section 4 and shall certify whether such performance objectives have been achieved, subject to the Board's approval. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including (without limitation) expenses for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee, or any other person involved in the administration of the Plan, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.
4.    Incentive Payments.
(a)Establishing the Performance Criteria. On or before April 1 of each calendar year during which the Plan is in effect, the Committee shall recommend for approval by the Board the performance objective or objectives that must be satisfied in order for Participants to receive an incentive payment for that year. The Committee may establish different performance objectives for different Participants. The performance objective(s) shall state, in terms of an objective formula or standard, the method for computing the amount of the incentive payment eligible for payment to the Participants if the objective(s) are achieved.

With respect to any Participant, the Committee may establish multiple performance objectives. If it establishes multiple performance objectives, the Committee shall make clear whether (i) a specified percentage of the annual incentive opportunity will be eligible for payment based on the achievement (in whole or in part) of a specified objective, (ii) payment of any amount is contingent upon achievement (in whole or in part) of more than one such criteria or (iii) the amount payable upon the achievement of one objective may be reduced or increased based on the level of achievement of a different objective.
(b)Available Performance Criteria. Any performance objectives established under Section 4(a) shall be related to one of the following criteria, which may be determined solely by reference to the performance of the Company or a Subsidiary or a division or business unit or based on comparative performance relative to other companies: net income; operating income; book value; embedded value or economic value added; return on equity, assets or invested capital; assets, sales or revenues or growth in assets, sales or revenues; efficiency or expense management; capital adequacy (including risk-based capital); investment returns or asset quality; completion of acquisitions, financings, or similar transactions; customer service metrics; the value of new business or sales; or such other reasonable criteria as the Committee may recommend and the Board may approve.
(c)Amount Payable. The Committee shall establish a target amount for each Participant that would be eligible for payment if each of the applicable performance objectives are one hundred percent (100%) achieved. Except as provided in Section 4(e), the amount actually payable in respect of any performance objective shall be determined based on the extent to which such objective (or such objective and any other linked performance objective) is met or exceeded, or the extent to which such objective(s) are only partially achieved. The Committee may provide that amounts below or in excess of target will be payable for performance in excess of, or at stated levels below, targeted performance. The Committee may establish a threshold level of achievement for any performance objective below which no amount shall be payable in respect of such performance objective.
(d)Effect of Termination of Employment. Except as provided in the following sentence, unless the Committee shall determine to authorize a payment, no amount shall be payable to a Participant as an annual incentive award unless the Participant is still an employee of the Company or one of its Subsidiaries on the date payment is made or such earlier date as the Committee may specify. Unless the Committee shall otherwise determine to pay the Participant a greater amount, if a Participant's employment terminates due to death, disability (as determined in accordance with generally applicable Company policies) or normal or early retirement under the terms of any retirement plan maintained by the Company or a Subsidiary, such Participant shall receive an annual incentive payment equal to the amount the Participant would have received if the Participant had remained employed through the end of the year, multiplied by a fraction, the numerator of which is the number of days that elapsed during the year in which the termination occurs before and including the date of the Participant's termination of employment and the denominator of which is 365.
(e)Discretion. Any other provision in the Plan to the contrary notwithstanding, (i) the Committee shall have the right, in its sole discretion, to pay to any Participant an annual incentive payment for such year in an amount based on individual performance or any other criteria or the occurrence of any such event that the Committee shall deem appropriate, and (ii) the Committee may provide for a minimum incentive payment to any or all, or any class of, Participants in respect of any calendar year, regardless of whether any applicable performance objectives are attained.
5.    Payment.
Payment of any incentive payment determined under Section 4 shall be made to each Participant (subject to any valid deferral election made by the Participant) as soon as practicable after the Committee certifies that the applicable performance objectives have been achieved (or, in the case of any incentive payment payable under the provisions of Section 4(e), after the Committee determines the amount of any such payment or that any condition to such payment has been satisfied), but in no event later than the March 15 immediately following the calendar year during which such incentive payment was earned. The provisions of this Section 5 shall be administered so that the Plan is not a plan of deferred compensation as provided in Section 409A of the Internal Revenue Code of 1986, as amended.

6.    General Provisions.
(a)Effectiveness of the Plan. The Plan shall be effective with respect to the calendar year beginning January 1, 2017, and may continue in effect for subsequent calendar years to the extent that the Committee recommends to the Board, and the Board approves, that the Plan be so continued.
(b)Amendment and Termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant with respect to any calendar year that has already commenced.
(c)Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made after the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form or in a manner approved by or acceptable to the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the payment shall be made to such beneficiaries in equal shares, unless the Participant has designated otherwise.
(d)Delegation. Notwithstanding anything else contained herein to the contrary, the Committee may delegate authority for establishing performance objectives and any or all of its other duties and responsibilities under the Plan in respect of all Participants other than the Chief Executive Officer and all members of the Company's Performance and Accountability Committee to a committee of officers comprised of the Chairman and Chief Executive Officer; the President and Chief Operating Officer; the Executive Vice President, Chief Legal Officer and Secretary; the Executive Vice President, General Counsel; the Executive Vice President, Finance and Risk; Executive Vice President, Chief Administrative Officer; and the Executive Vice President, Chief Financial Officer and Controller. In the event that at any time any of the aforementioned offices shall be vacant (or the title associated with such position shall be changed), the person performing the substantial portion of the duties of such position shall serve as a member of such officer's committee.
(e)No Right of Continued Employment. Nothing in the Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or its Subsidiaries.
(f)No Limitation to Corporate Action. Nothing in the Plan shall preclude the Company from authorizing the payment to the eligible employees of other compensation, including (without limitation) base salaries, awards under any other plan of the Company or its Subsidiaries, any other incentive payments or bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.
(g)Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under the Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.
(h)Withholding. Any amount payable to a Participant or a beneficiary under the Plan shall be subject to any applicable federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such payment.
(i)Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(j)Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.
(k)Headings. Headings are inserted in the Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

IN WITNESS WHEREOF, Protective Life Corporation has executed this document as of February ___, 2017.
PROTECTIVE LIFE CORPORATION

John D. Johns
Chairman of the Board and Chief Executive Officer

Richard J. Bielen
President and Chief Operating Officer

Deborah J. Long
Executive Vice President, Chief Legal Officer and Secretary

Mark L. Drew
Executive Vice President,
General Counsel

Michael G. Temple
Executive Vice President, Finance and Risk

D. Scott Adams
Executive Vice President and Chief Administrative Officer

Steven G. Walker
Executive Vice President, Chief Financial Officer and Controller

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